EXHIBIT 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

Three months ended March 31, 2006 and 2005

2006	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$39,978	26,906	$1.49
Effect of dilutive securities:
Restricted stock	-	518
Convertible debt	811	4,067
Stock options	-	324
Deferred shares	-	87
Diluted EPS:
Net income available to common stockholders
and assumed conversions	$40,789	31,902	$1.28

2005	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income from continuing operations	$35,009	27,104	$1.29
Net income from discontinued operations	597	27,104	0.02
Cumulative effect of change in accounting principle	495	27,104	0.02
Net income available to common stockholders	36,101	27,104	1.33
Effect of dilutive securities:
Restricted stock	-	509
Convertible debt	812	4,075
Stock options	-	362
Deferred shares	-	101
Diluted EPS:
Net income from continuing operations	35,821	32,151	1.11
Net income from discontinued operations	597	32,151	0.02
Cumulative effect of change in accounting principle	495	32,151	0.02
Net income available to common stockholders
and assumed conversions	$36,913	32,151	$1.15